Exhibit 99.1

Enterprise Products Partners L.P. and Duncan Energy Partners L.P. Announce Merger Agreement
     Houston, Texas (April 29, 2011) — Enterprise Products Partners L.P. (NYSE: EPD) and Duncan Energy Partners L.P. (NYSE: DEP) today announced the execution of a definitive agreement that would result in a merger whereby DEP would become a wholly-owned subsidiary of EPD’s operating partnership through a unit-for-unit exchange. Under the terms of the definitive agreement, DEP unitholders would receive 1.01 EPD common units in exchange for each DEP common unit they own at closing, representing a premium of approximately 35 percent based on the closing price of DEP common units on February 22, 2011, the last trading day before EPD announced its initial proposal to acquire all of the common units of DEP owned by the public. Based on the cash distributions to be paid on May 6, 2011 by DEP and EPD, the merger would also result in a 32 percent increase in per unit cash distributions for the unitholders of DEP.
     “We are pleased to announce our agreement to combine these two partnerships, in a transaction that would be immediately accretive to Enterprise’s distributable cash flow per unit, simplify our commercial activities and organizational structure as well as lower our overall cost of financing, while at the same time providing an attractive premium to DEP’s public unitholders,” said Michael A. Creel, president and chief executive officer of EPD’s general partner.
     The merger is expected to provide benefits to current EPD unitholders by:
•	being immediately accretive in terms of distributable cash flow per EPD common unit;

•	simplifying EPD’s commercial and organizational structure resulting from EPD’s ownership of 100 percent of the equity interests in certain affiliates, which are now jointly owned with DEP, such as Acadian Gas LLC, Enterprise Texas, Enterprise GC and Mont Belvieu Caverns LLC;

•	streamlining the Enterprise partnership structure, which reduces complexity, enhances transparency for debt and equity investors and reduces the overall cost of financing;

•	maintaining EPD’s financial flexibility as the unit-for-unit exchange finances approximately 77 percent of the $3.3 billion purchase (including DEP’s indebtedness which is already consolidated on EPD’s balance sheet) with EPD equity; and

•	reducing general and administrative costs by approximately $2 million per year primarily from eliminating public company expenses associated with DEP.
     “We fully support the combination of these two successful partnerships,” said W. Randall Fowler, president and chief executive officer of DEP’s general partner. “We believe DEP unitholders will benefit from the immediate increase in the value of and the distributions on their EPD common units issued as merger consideration as well as EPD’s future growth potential.”
     The merger is expected to provide benefits to DEP unitholders by:
•	providing DEP unitholders with a value premium of approximately 35 percent through the exchange of 1.01 EPD common units for each DEP common unit based on the closing price for DEP common units on February 22, 2011;

•	providing DEP unitholders with a substantial increase in distributions, approximately 32 percent based on the 1.01 exchange ratio and the quarterly distribution rates to be paid by DEP and EPD on May 6, 2011;

•	providing DEP unitholders more liquidity by exchanging DEP common units for EPD common units, which have approximately 16 times the average daily trading volume of DEP;

•	providing DEP unitholders an investment in a partnership with a stronger credit profile. EPD is rated BBB-, Baa3 and BBB- by Fitch Ratings, Moody’s Investor Service and Standard & Poor’s, respectively, with an average debt maturity of 10 years compared to DEP which is not rated and has an average debt maturity of less than 3 years;

•	providing DEP unitholders with an opportunity to benefit from potential unit price appreciation and increased cash distributions through ownership of EPD units; and

•	providing DEP unitholders an ownership in a much larger and more diverse partnership as EPD had over $31 billion of consolidated total assets at December 31, 2010 compared to $5.6 billion of consolidated total assets for DEP.
     The completion of the merger is subject to approval by a majority of the outstanding DEP common units. A wholly-owned subsidiary of Enterprise owns approximately 58 percent of DEP outstanding common units and has executed a voting agreement to vote in favor of the merger, which is sufficient to satisfy this condition. The completion of the merger is also subject to approval by the affirmative vote of a majority of the votes cast for or against the merger proposal by DEP’s unitholders excluding Enterprise and its affiliates. Completion of the merger, assuming the requisite DEP unitholder vote is obtained, is expected to occur during the third quarter of 2011. No vote by EPD unitholders is required.
     The members of the Audit, Conflicts and Governance Committee (“ACG Committee”) for the general partner of DEP, who evaluated and negotiated the major terms on behalf of DEP, voted unanimously in favor of the merger. The board of directors for the general partner of EPD also voted unanimously in favor of the merger.

     Financial advisors for this transaction were Barclays Capital Inc. for EPD and Morgan Stanley & Co. Incorporated for the ACG Committee of the general partner of DEP. Legal advisors for this transaction were Andrews Kurth LLP and Morris, Nichols, Arsht, & Tunnell LLP for EPD; Vinson & Elkins LLP for DEP; and Baker & Hostetler LLP and Potter Anderson & Corroon LLP for the ACG Committee of the general partner of DEP.
     Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. EPD’s assets include approximately: 50,200 miles of onshore and offshore pipelines; 192 million barrels (“MMBbls”) of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet (“Bcf”) of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.
     Duncan Energy Partners L.P. is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage. Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,400 miles of natural gas pipelines with a transportation capacity aggregating approximately 7.9 Bcf per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to one of the world’s largest fractionation complexes at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 MMBbls of leased NGL storage capacity; 8.1 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL and related product storage capacity at Mont Belvieu. Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise Products Partners L.P.
INVESTOR NOTICE
     In connection with the proposed merger, a registration statement of EPD, which will include a proxy statement of DEP and other materials, will be filed with the Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/ PROSPECTUS AND THESE OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EPD, DEP AND THE PROPOSED MERGER. A definitive proxy statement/prospectus will be sent to security holders of DEP seeking their approval of the proposed merger. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents containing information about DEP, without charge, at the SEC’s website at www.sec.gov.
     EPD, DEP and their respective general partners, and the directors and certain of the executive officers of the respective general partners, may be deemed to be participants in the solicitation of proxies from the unitholders of DEP in connection with the proposed merger. Information about the directors and executive officers of the respective general partners of EPD and DEP is set forth in each company’s Annual Report on Form 10-K for the year ended December 31, 2010, each of which were filed with the SEC on March 1, 2011. These documents can be obtained free of charge from the sources listed above. Other information regarding the person who may be “participants” in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

FORWARD LOOKING STATEMENTS
     This document includes “forward-looking statements” as defined by the SEC. All statements, other than statements of historical fact, included herein that address activities, events or developments that EPD or DEP expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of the proposed merger, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, such as the required approvals by unitholders and regulatory agencies, the possibility that the anticipated benefits from the proposed mergers cannot be fully realized, and the impact of competition, regulation and other risk factors included in the reports filed with the SEC by EPD and DEP. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, neither EPD nor DEP intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635
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